UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2016

PARSLEY ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On December 6, 2016, Parsley Energy, LLC (“Parsley LLC”), Parsley Finance Corp. (“Finance Corp.” and together with Parsley LLC, the “Issuers”) and certain subsidiaries of Parsley LLC (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC, as Representative of the several initial purchasers named therein (the “Initial Purchasers”), in connection with an offering (the “Notes Offering”) of $650 million in aggregate principal amount of 5.375% senior unsecured notes due 2025 (the “2025 Notes”). The Company expects the net proceeds from the Notes Offering to be approximately $644.1 million, after deducting estimated fees and expenses, but disregarding accrued interest. The Company intends to use a portion of the net proceeds from the Notes Offering to repurchase for cash any and all of the Issuers’ outstanding 7.500% senior unsecured notes due 2022 (the “2022 Notes”) pursuant to a tender offer (the “Tender Offer”), pay fees and expenses thereof and, at its option, redeem any of the 2022 Notes that remain outstanding thereafter, and the remaining net proceeds for general corporate purposes, including potential future acquisitions. The Notes Offering is not conditioned on the consummation of the Tender Offer. The Tender Offer is conditioned on, among other things, the Notes Offering.

The 2025 Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereunder. The Initial Purchasers intend to resell the 2025 Notes only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The 2025 Notes and related guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations, warranties and agreements by the Issuers and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Issuers and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities issued or guaranteed by the Issuers or the Guarantors having more than one year until maturity (or securities convertible into or exchangeable for the 2025 Notes or the guarantees thereof) for a period of 45 days after the date of the Purchase Agreement without the prior written consent of the Representative.

The Initial Purchasers and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Issuers and their affiliates in the ordinary course of business for which they received and would receive customary compensation. In addition, in the ordinary course of their various business activities, the Initial Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Issuers and their affiliates.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 6, 2016, Parsley LLC issued a news release announcing the pricing of the Notes Offering. The Notes Offering is expected to close on December 13, 2016, subject to customary closing conditions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated December 6, 2016, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein.

99.1	News Release, dated December 6, 2016, titled “Parsley Energy, LLC Announces Pricing of Upsized $650 Million Private Placement of 5.375% Senior Unsecured Notes Due 2025 to Repurchase its Outstanding 7.500% Senior Unsecured Notes Due 2022.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2016

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Name:	Colin W. Roberts
Title:	Vice President—General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated December 6, 2016, by and among Parsley Energy, LLC, Parsley Finance Corp., the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein.

99.1	News Release, dated December 6, 2016, titled “Parsley Energy, LLC Announces Pricing of Upsized $650 Million Private Placement of 5.375% Senior Unsecured Notes Due 2025 to Repurchase its Outstanding 7.500% Senior Unsecured Notes Due 2022.”

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